Exhibit 99.1

NEWS RELEASE

SPX REPORTS THIRD QUARTER 2011 RESULTS

Earnings Per Share from Continuing Operations of $1.19;

Adjusted Earnings Per Share* of $1.21

Narrows 2011 EPS Guidance Range, on an Adjusted Basis*, to $4.35 to $4.55 from $4.25 to $4.55 Per Share

CHARLOTTE, NC — November 2, 2011 — SPX Corporation (NYSE:SPW) today reported results for the third quarter ended October 1, 2011:

Third Quarter Highlights:

•                  Revenues increased 7.7% to $1.39 billion from $1.29 billion in the year-ago quarter.  Organic revenues* increased 4.1%, while completed acquisitions and currency fluctuations increased revenues by 1.1% and 2.5%, respectively.

•                  Segment income and margins were $156.4 million and 11.3%, compared with $157.7 million and 12.2% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $1.19, compared with $0.78 in the year-ago quarter.  The prior year quarter included charges of $25.6 million, or $0.33 per share, associated with the early termination of debt and related interest rate swap agreements. The third quarter of 2011 results included the following items:

•                  A charge of $30.6 million, or $0.39 per share, reflecting the net decrease in the fair value of forward exchange currency contracts associated with the pending acquisition of ClydeUnion Pumps;

•                  Deal related costs of $2.6 million, or $0.04 per share, associated with the pending acquisition of ClydeUnion Pumps; and

•                  Net one-time tax benefits of $20.9 million, or $0.41 per share, primarily associated with certain tax planning strategies.

•                  Adjusted net income per share from continuing operations*, which excludes the impact of the items noted above, was $1.21, compared to the company’s guidance of $1.00 to $1.10.

•                  Net cash from continuing operations was $111.2 million, compared with $20.3 million in the year-ago quarter.  The increase in cash flow was due primarily to a lower level of investment in working capital compared to the year-ago quarter.  Additionally, the third quarter of 2010 net cash from continuing operations included cash usage of $24.5 million for the early termination of debt and associated interest rate swap agreements.

•                  Free cash flow from continuing operations* during the quarter was $80.2 million, compared with $8.2 million in the year-ago quarter.  The increase was due primarily to the items noted above, partially offset by higher capital expenditures in 2011.

“Our financial results for the third quarter of 2011 were driven primarily by strong revenue growth in emerging markets, which increased 29% over last year,” said Christopher J. Kearney, Chairman, President and Chief Executive Officer of SPX.

“During the quarter, we saw continued strong demand in our Flow Technology segment across all key geographies and end markets.  Demand for our food and beverage systems and components led the quarter over quarter revenue growth.  This in part reflects revenue synergies we are achieving through the combination of acquired technologies that have allowed us to expand our global systems capabilities and presence.  Additionally, our Test and Measurement segment benefitted from increased sales to automotive OEM’s and contributed stronger than expected profitability in the quarter.  Growth in these two segments was partially offset by declines in our late cycle power related businesses.

“On August 24th, we entered into an agreement to purchase ClydeUnion Pumps.  Subsequently, we executed an amendment to that agreement reallocating the purchase price between the amount payable at closing and potential earn-out payments based on the acquired company’s actual performance.  Once completed, this acquisition will significantly expand our products and solution offerings serving the global oil and gas industry, and is consistent with our long-term strategy of expanding our Flow Technology segment.  Including this pending acquisition, 85 percent of our acquisition investment since 2005 has been focused on our Flow business.

“Based on our third quarter results and updated expectations for the fourth quarter, we have narrowed our full year EPS guidance range to $4.35 to $4.55 cents per share,” Kearney said.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the third quarter of 2011 were $527.9 million compared to $438.6 million in the third quarter of 2010, an increase of $89.3 million, or 20.4%.  Organic revenues increased 16.3%, reflecting increased sales of large-scale systems and components for the food and beverage market and components for the power and energy and general industrial end markets.  Acquisitions increased reported revenues by 0.5%, while the impact of currency fluctuations increased reported revenues by 3.6%, from the year-ago quarter.

Segment income was $70.1 million, or 13.3% of revenues, in the third quarter of 2011 compared to $58.2 million, or 13.3% of revenues, in the third quarter of 2010.  The increase in segment income was due primarily to the impact of the organic revenue growth noted above.

Test and Measurement

Revenues for the third quarter of 2011 were $255.6 million compared to $227.6 million in the third quarter of

2010, an increase of $28.0 million, or 12.3%.  Organic revenues increased 4.8%, driven primarily by increased sales of diagnostic and service tools to vehicle manufacturers and their dealer service networks.  The March 2011 acquisition of Teradyne Inc.’s Diagnostic Solutions business increased reported revenues by 5.0%, while the impact of currency fluctuations increased reported revenues by 2.5%, from the year-ago quarter.

Segment income was $29.4 million, or 11.5% of revenues, in the third quarter of 2011 compared to $17.8 million, or 7.8% of revenues, in the third quarter of 2010.  The increase in segment income and margins was due primarily to the impact of the organic revenue increase noted above as well as contributions from the acquisition of Teradyne Inc.’s Diagnostic Solutions business.

Thermal Equipment and Services

Revenues for the third quarter of 2011 were $433.9 million compared to $438.7 million in the third quarter of 2010, a decrease of $4.8 million, or 1.1%.  Organic revenues decreased 3.6% in the quarter, driven primarily by declines in high-margin dry cooling projects in China partially offset by increases in evaporative cooling projects in the Americas.  The impact of currency fluctuations increased reported revenues by 2.5% from the year-ago quarter.

Segment income was $40.8 million, or 9.4% of revenues, in the third quarter of 2011 compared to $60.1 million, or 13.7% of revenues, in the third quarter of 2010.  The decline in segment income and margins was due primarily to the impact of the unfavorable project mix noted above.

Industrial Products and Services

Revenues for the third quarter of 2011 were $169.8 million compared to $183.5 million in the third quarter of 2010, a decrease of $13.7 million, or 7.5%.  Organic revenues declined 7.8% in the quarter, primarily due to lower volume and pricing on power transformer sales.  The impact of currency fluctuations increased reported revenues by 0.3% from the year-ago quarter.

Segment income was $16.1 million, or 9.5% of revenues, in the third quarter of 2011 compared to $21.6 million, or 11.8% of revenues, in the third quarter of 2010.  The decrease in segment income and margins was due primarily to the decline in power transformer sales noted above.  Additionally, we incurred incremental start-up costs of $3.2 million associated with our transformer plant expansion.

OTHER ITEMS

Dividend:   On August 25, 2011, the company announced that its Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on September 14, 2011, which was paid on October 4, 2011.

Acquisitions:  On November 1, 2011, the company executed an amendment to its agreement to purchase ClydeUnion Pumps.  Under the amended agreement, the acquisition purchase price payable at closing is 565 million pounds Sterling.  The amended agreement also includes potential earn-outs of up to 185 million pounds Sterling, in the aggregate, based on (i) the acquired company’s LTM March 2012 EBITDA (as defined in the agreement) and (ii) the acquired company’s 2012 EBITDA (as defined in the agreement).  The transaction remains subject to customary closing conditions and is targeted to be completed in the fourth quarter of 2011.

On October 31, 2011 the company completed the acquisition of e&e Verfahrenstechnik GmbH in the Flow Technology segment.  This business, based in Warendorf, Germany, is a leading supplier of extraction, evaporation, vacuum and freeze drying technologies to the global food and beverage, pharmaceutical and bioenergy industries.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended October 1, 2011 with the Securities and Exchange Commission by November 10, 2011.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and approximately 16,000 employees.  The company’s highly-specialized, engineered products and technologies serve customers in three primary strategic growth markets: infrastructure, process equipment and diagnostic tools.  Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity, processed foods and beverages and vehicle services, particularly in emerging markets.  The company’s products include cooling systems for power plants; power transformers for utility companies; diagnostic tools and charging equipment for the automotive industry; and food processing systems for the food and beverage industry.  For more information, please visit www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403/704-804-3717
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Revenues	$1,387.2	$1,288.4	$3,970.2	$3,561.8

Costs and expenses:
Cost of products sold	996.1	910.4	2,846.5	2,517.6
Selling, general and administrative	268.0	253.7	837.1	756.5
Intangible amortization	8.3	6.8	24.8	19.4
Impairment of goodwill and other intangible assets	—	—	24.7	—
Special charges, net	7.7	8.9	19.7	20.1
Operating income	107.1	108.6	217.4	248.2

Other expense, net	(34.6)	(6.8)	(33.7)	(20.7)
Interest expense	(23.7)	(22.4)	(71.5)	(63.5)
Interest income	1.4	1.0	4.2	3.9
Loss on early extinguishment of interest rate protection agreements and term loan	—	(25.6)	—	(25.6)
Equity earnings in joint ventures	6.9	6.4	20.7	22.3
Income from continuing operations before income taxes	57.1	61.2	137.1	164.6
Income tax benefit (provision)	4.8	(21.5)	(16.2)	(37.4)
Income from continuing operations	61.9	39.7	120.9	127.2

Income (loss) from discontinued operations, net of tax	—	0.1	—	(0.3)
Gain (loss) on disposition of discontinued operations, net of tax	0.4	(0.1)	1.2	12.1
Income from discontinued operations, net of tax	0.4	—	1.2	11.8

Net income	62.3	39.7	122.1	139.0

Less: Net income (loss) attributable to noncontrolling interests	1.6	0.3	4.0	(1.3)

Net income attributable to SPX Corporation common shareholders	$60.7	$39.4	$118.1	$140.3

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$60.3	$39.4	$116.9	$128.5
Income from discontinued operations, net of tax	0.4	—	1.2	11.8
Net income	$60.7	$39.4	$118.1	$140.3

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$1.19	$0.79	$2.32	$2.59
Income from discontinued operations attributable to SPX Corporation common shareholders	0.01	—	0.02	0.24
Net income per share attributable to SPX Corporation common shareholders	$1.20	$0.79	$2.34	$2.83

Weighted-average number of common shares outstanding - basic	50.618	49.740	50.480	49.643

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$1.19	$0.78	$2.29	$2.56
Income from discontinued operations attributable to SPX Corporation common shareholders	0.01	—	0.02	0.23
Net income per share attributable to SPX Corporation common shareholders	$1.20	$0.78	$2.31	$2.79

Weighted-average number of common shares outstanding - diluted	50.804	50.445	51.039	50.222

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	October 1,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and equivalents	$396.2	$455.4
Accounts receivable, net	1,276.3	1,164.8
Inventories	695.4	564.3
Other current assets	127.7	176.1
Deferred income taxes	65.6	67.9
Total current assets	2,561.2	2,428.5
Property, plant and equipment:
Land	39.1	40.8
Buildings and leasehold improvements	269.9	264.1
Machinery and equipment	852.9	767.1
	1,161.9	1,072.0
Accumulated depreciation	(572.1)	(526.8)
Property, plant and equipment, net	589.8	545.2
Goodwill	1,645.8	1,634.6
Intangibles, net	715.6	719.5
Deferred income taxes	11.1	—
Other assets	662.3	665.5
TOTAL ASSETS	$6,185.8	$5,993.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$664.1	$538.8
Accrued expenses	1,024.8	1,080.1
Income taxes payable	16.7	16.3
Short-term debt	85.5	36.3
Current maturities of long-term debt	1.3	50.8
Total current liabilities	1,792.4	1,722.3

Long-term debt	1,114.8	1,110.5
Deferred and other income taxes	71.0	86.9
Other long-term liabilities	943.8	969.6
Total long-term liabilities	2,129.6	2,167.0

Equity:
SPX Corporation shareholders’ equity:
Common stock	992.8	986.7
Paid-in capital	1,496.6	1,461.1
Retained earnings	2,438.5	2,358.6
Accumulated other comprehensive loss	(160.9)	(192.6)
Common stock in treasury	(2,510.4)	(2,516.1)
Total SPX Corporation shareholders’ equity	2,256.6	2,097.7
Noncontrolling interests	7.2	6.3
Total equity	2,263.8	2,104.0
TOTAL LIABILITIES AND EQUITY	$6,185.8	$5,993.3

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Nine months ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Cash flows from (used in) operating activities:
Net income	$62.3	$39.7	$122.1	$139.0
Less: Income from discontinued operations, net of tax	0.4	—	1.2	11.8
Income from continuing operations	61.9	39.7	120.9	127.2
Adjustments to reconcile income from continuing operations to net cash from operating activities:
Special charges, net	7.7	8.9	19.7	20.1
Impairment of goodwill and other intangible assets	—	—	24.7	—
Loss on early extinguishment of interest rate protection agreements and term loan	—	25.6	—	25.6
Deferred and other income taxes	(20.7)	4.2	(29.3)	15.9
Depreciation and amortization	30.4	27.0	89.1	82.9
Pension and other employee benefits	13.7	16.1	43.2	50.6
Stock-based compensation	7.8	5.3	34.5	25.4
Loss on FX forward contracts and FX embedded derivatives, net	31.4	1.4	32.8	20.5
Other, net	1.5	1.3	5.2	3.5
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	17.9	(91.5)	(60.0)	(230.3)
Inventories	(52.6)	(12.3)	(134.0)	1.6
Accounts payable, accrued expenses, and other	17.9	(0.1)	(1.6)	(76.8)
Cash spending on restructuring actions	(5.7)	(5.3)	(21.2)	(22.5)
Net cash from continuing operations	111.2	20.3	124.0	43.7
Net cash used in discontinued operations	(0.5)	(0.3)	(2.8)	(3.2)
Net cash from operating activities	110.7	20.0	121.2	40.5

Cash flows from (used in) investing activities:
Proceeds from asset sales and other	0.1	0.2	0.3	2.3
(Increase) decrease in restricted cash	0.6	7.4	(2.8)	2.5
Business acquisitions and other investments, net of cash acquired	(0.7)	(63.8)	(53.1)	(122.1)
Capital expenditures	(31.0)	(12.1)	(77.9)	(35.7)
Net cash used in continuing operations	(31.0)	(68.3)	(133.5)	(153.0)
Net cash from discontinued operations	0.5	—	0.5	7.4
Net cash used in investing activities	(30.5)	(68.3)	(133.0)	(145.6)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	285.0	63.0	660.0	174.0
Repayments under senior credit facilities	(320.0)	(629.5)	(660.0)	(739.5)
Borrowings under senior notes	—	600.0	—	600.0
Repayments of senior notes	—	—	(49.5)	—
Borrowings under trade receivables agreement	10.0	25.0	96.0	35.0
Repayments under trade receivables agreement	(21.0)	(30.0)	(50.0)	(41.0)
Net borrowings (repayments) under other financing arrangements	(4.3)	(1.1)	1.5	(1.0)
Proceeds from the exercise of employee stock options and other, net of minimum tax withholdings paid on behalf of employees for net share settlements	0.9	1.1	—	(5.5)
Financing fees paid	(0.5)	(11.6)	(11.7)	(12.6)
Dividends paid	(12.6)	(12.6)	(40.7)	(37.7)
Net cash from (used in) continuing operations	(62.5)	4.3	(54.4)	(28.3)
Net cash from (used in) discontinued operations	—	—	—	—
Net cash from (used in) financing activities	(62.5)	4.3	(54.4)	(28.3)
Change in cash and equivalents due to changes in foreign currency exchange rates	(16.6)	26.9	7.0	1.5
Net change in cash and equivalents	1.1	(17.1)	(59.2)	(131.9)
Consolidated cash and equivalents, beginning of period	395.1	408.1	455.4	522.9
Consolidated cash and equivalents, end of period	$396.2	$391.0	$396.2	$391.0

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Nine months ended
	October 1, 2011	October 2, 2010%		October 1, 2011	October 2, 2010%
Flow Technology

Revenues	$527.9	$438.6	20.4%	$1,476.6	$1,176.0	25.6%
Gross profit	169.1	151.0		488.4	413.6
Selling, general and administrative expense	95.0	89.3		293.5	259.6
Intangible amortization expense	4.0	3.5		11.8	9.3
Segment income	$70.1	$58.2	20.4%	$183.1	$144.7	26.5%
as a percent of revenues	13.3%	13.3%		12.4%	12.3%

Test and Measurement

Revenues	$255.6	$227.6	12.3%	$792.6	$671.9	18.0%
Gross profit	85.2	66.4		249.8	199.4
Selling, general and administrative expense	53.2	47.1		163.9	139.8
Intangible amortization expense	2.6	1.5		7.9	4.7
Segment income	$29.4	$17.8	65.2%	$78.0	$54.9	42.1%
as a percent of revenues	11.5%	7.8%		9.8%	8.2%

Thermal Equipment and Services

Revenues	$433.9	$438.7	-1.1%	$1,191.1	$1,183.3	0.7%
Gross profit	93.9	113.9		258.3	298.2
Selling, general and administrative expense	51.7	52.2		156.2	152.6
Intangible amortization expense	1.4	1.6		4.2	4.7
Segment income	$40.8	$60.1	-32.1%	$97.9	$140.9	-30.5%
as a percent of revenues	9.4%	13.7%		8.2%	11.9%

Industrial Products and Services

Revenues	$169.8	$183.5	-7.5%	$509.9	$530.6	-3.9%
Gross profit	45.5	51.0		134.7	146.1
Selling, general and administrative expense	29.1	29.2		89.6	86.0
Intangible amortization expense	0.3	0.2		0.9	0.7
Segment income	$16.1	$21.6	-25.5%	$44.2	$59.4	-25.6%
as a percent of revenues	9.5%	11.8%		8.7%	11.2%

Total segment income	$156.4	$157.7		$403.2	$399.9
Corporate expenses	25.1	21.5		79.9	66.7
Pension and postretirement expense	8.7	13.4		27.0	39.5
Stock-based compensation expense	7.8	5.3		34.5	25.4
Impairment of goodwill and other intangible assets	—	—		24.7	—
Special charges, net	7.7	8.9		19.7	20.1
Consolidated Operating Income	$107.1	$108.6	-1.4%	$217.4	$248.2	-12.4%

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended October 1, 2011
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology	20.4%	0.5%	3.6%	16.3%

Test and Measurement	12.3%	5.0%	2.5%	4.8%

Thermal Equipment and Services	(1.1)%	—%	2.5%	(3.6)%

Industrial Products and Services	(7.5)%	—%	0.3%	(7.8)%

Consolidated	7.7%	1.1%	2.5%	4.1%

	Nine months ended October 1, 2011
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology	25.6%	4.5%	5.0%	16.1%

Test and Measurement	18.0%	4.0%	3.3%	10.7%

Thermal Equipment and Services	0.7%	—%	3.7%	(3.0)%

Industrial Products and Services	(3.9)%	0.3%	0.4%	(4.6)%

Consolidated	11.5%	2.3%	3.6%	5.6%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	Three months ended		Nine months ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net cash from continuing operations	$111.2	$20.3	$124.0	$43.7

Capital expenditures - continuing operations	(31.0)	(12.1)	(77.9)	(35.7)

Free cash flow from continuing operations	$80.2	$8.2	$46.1	$8.0

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Nine months ended
October 1, 2011

Beginning cash and equivalents	$455.4

Operational cash flow	124.0
Business acquisitions and other investments, net of cash acquired	(53.1)
Capital expenditures	(77.9)
Increase in restricted cash	(2.8)
Proceeds from asset sales and other	0.3
Borrowings under senior credit facilities	660.0
Repayments under senior credit facilities	(660.0)
Repayments of senior notes	(49.5)
Net borrowings (repayments) under other financing arrangements	1.5
Net borrowings (repayments) under trade receivable agreement	46.0
Financing fees paid	(11.7)
Dividends paid	(40.7)
Cash used in discontinued operations	(2.3)
Change in cash due to changes in foreign exchange rates	7.0

Ending cash and equivalents	$396.2

	Debt at				Debt at
	12/31/2010	Borrowings	Repayments	Other	10/1/2011

Domestic revolving credit facility	$—	$660.0	$(660.0)	$—	$—
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
7.50% senior notes	28.2	—	(28.2)	—	—
6.25% senior notes	21.3	—	(21.3)	—	—
Trade receivables financing arrangement	—	96.0	(50.0)	—	46.0
Other indebtedness	48.1	3.8	(2.3)	6.0	55.6

Totals	$1,197.6	$759.8	$(761.8)	$6.0	$1,201.6

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited)

Three months ended October 1, 2011

Diluted income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$1.19

Currency forward contracts	0.39

ClydeUnion acquisition costs	0.04

Certain discrete tax benefits	(0.41)

Adjusted diluted income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$1.21

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited)

	2011E Guidance Range

Diluted income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$4.04	$4.24

Impairment of goodwill and other intangible assets	0.29	0.29

Currency forward contracts	0.39	0.39

ClydeUnion acquisition costs	0.04	0.04

Certain discrete tax benefits	(0.41)	(0.41)

Adjusted diluted income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$4.35	$4.55